Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2012, relating to the consolidated financial statements of EpiCept Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and (2) the Company’s adoption of FASB Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220) — Presentation of Comprehensive Income) appearing in this Prospectus, which is part of this registration statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ

April 6, 2012